EXECUTIVE SEVERANCE POLICY


                                                   INTRODUCTION

                  MCI Communication Corporation (the "Company"), a Delaware corporation, and British Telecommunications plc intend to effect a merger (the "Merger") pursuant to the Agreement and Plan of Merger dated as of November 2, 1996. In order to induce Executive to continue to serve as an executive officer of the Company during the period prior to the Merger and thereafter, the Company desires to provide Executive with certain protections on the terms and conditions set forth in this Executive Severance Policy (the "Policy");

                  1. Term. The term of this Policy shall commence on November 2, 1996 and shall terminate on December 31, 1999. (the "Termination Date").

                  2.       Termination of Employment.

                  2.1 Compensation Upon Termination of Employment. (a) If, prior to the Termination Date, the Executive's employment shall be terminated by the Company for any reason other than (i) the Executive's Disability or (ii) for Cause, or if during the term hereof, the Executive terminates Executive's employment for Good Reason, the Company shall pay or cause to be paid to the Executive an amount equal to two times the sum of (x) Executive's annual base salary as in effect on the date of termination (without regard to any decrease in Base Salary which could constitute Good Reason under this Policy) ("Base Salary") and (y) the greater of (A) the average annual bonus paid to or accrued for the Executive by the Company in respect of the three calendar years preceding the termination of employment and (B) the annual bonus paid to or accrued in respect of 1995. Such cash amounts shall be paid as follows: the amount attributable to Base Salary shall be paid in a lump sum within 10



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business days following the  termination of  Executive's  employment;  provided, however, that if Executive terminates his or her employment for Good Reason such amount shall be payable over a six-month period in equal installments in accordance with the ordinary payroll practices of the Company, but no less frequently than monthly, and the amount attributable to the annual bonus shall be paid in a lump sum within 10 business days following the termination of Executive's employment.

                  In addition, Executive shall receive (i) the unpaid portion of Executive's Base Salary accrued to the date of termination, and any accrued vacation as of the date of termination; (ii) the unpaid portion of Executive's annual bonus accrued with respect to the last full fiscal year of the Company ended prior to the date of termination, at such time as such bonus would otherwise be payable; (iii) continued medical, dental and life insurance coverage for Executive and Executive's eligible dependents on the same basis as in effect immediately prior to Executive's termination of employment (without regard to any decreases in such benefits which would constitute "Good Reason" under this Policy) until the earlier of (A) 24 months after the Executive's termination of employment or (B) the commencement of coverage with a subsequent employer, but only to the extent such coverage duplicates or exceeds the coverage provided by the Company; provided, however, that with respect to any such continued coverage, the Consolidated Omnibus Budget and Reconciliation Act of 1985 coverage period shall not run during the period of continued coverage;
(iv) unless otherwise expressly elected by Executive prior to such termination and as provided in (vi) below, payment, in a cash lump sum, of all amounts deferred by Executive under any non-qualified plan of deferred compensation maintained by the Company (notwithstanding the payment provisions of any such plan to the contrary); (v) full acceleration of vesting and exercisability



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of any  equity-based  awards  granted  to the  Executive  prior  to  Executive's termination of employment and (vi) 24 months of age and service credit for all purposes under all defined benefit plans of the Company; provided, however, that to the extent any increase in benefits which would result from such additional age and service credits cannot be paid under the terms of any plan, the amount of such increase shall be calculated under the terms of each such plan and paid directly by the Company in the same form and at the same time that the benefits under each such plan would otherwise be paid. Payments required hereunder shall be made within 10 business days following the termination of the Executive's employment except as otherwise provided in this Section 2.1.

                  (b) In the event of the termination of the Executive's employment prior to the Termination Date due to executive's death or Disability, the Company shall pay to the Executive (or Executive's beneficiaries, if applicable) a lump sum cash amount equal to (i) the annual rate of Executive's Base Salary as in effect on the date of termination and (ii) the highest bonus paid to Executive under the Company's annual bonus plan during the three fiscal years preceding the termination of employment. In addition, Executive shall receive (i) the unpaid portion of Executive's Base Salary accrued to the date of termination, and any accrued vacation as of the date of termination; (ii) the unpaid portion of Executive's annual bonus accrued with respect to the last full fiscal year of the Company ended prior to the date of termination, at such time as bonus would otherwise be payable; and (iii) unless otherwise expressly elected by Executive prior to such termination, payment, in a cash lump sum, of all amounts deferred by Executive under any non-qualified plan of deferred compensation (other than a defined benefit plan) maintained by the Company (notwithstanding the payment provisions of any such plans to the contrary). Payments required hereunder shall be made



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within 10 business days following the termination of the Executive's  employment except as otherwise provided in this Section 2.1.

                  (c) If the Executive's employment is terminated by the Company for Cause or if the Executive resigns from Executive's employment without Good Reason, the Executive shall be entitled to receive: (i) any Base Salary accrued through the date of such resignation or termination and any accrued vacation as of the date of termination; and (ii) the unpaid portion of any annual bonus accrued in respect of any fiscal year of the Company preceding the year of termination or resignation when such bonus would otherwise be payable.

                  (d) In the event of any termination of employment hereunder, the Executive shall also receive, when due, any other compensation or benefit payable to the Executive under any plan, program or arrangement maintained by the Company, other than a severance plan or arrangement.

                  2.2 Definitions. For purposes of this Policy, the following definitions shall apply:

                  (a)      Disability.   "Disability" shall mean the Executive's
absence from the full-time performance of the Executive's duties for a period of 180 consecutive days as a result of Executive's incapacity due to physical or mental illness.

                  (b) Cause. For purposes of this Policy, "Cause" shall mean:

                  (1) a deliberate and material act or omission by the Executive with respect to Executive's duties and responsibilities with the Company that results in material harm to the Company (provided, that a financial harm of $500,000 shall be deemed to be "material"), which act or omission is (A) either the product of willful malfeasance or gross neglect, (B) committed in bad faith or without reasonable belief that such act


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         or  omission  is in, or not  contrary  to,  the best  interests  of the
         Company and (C) not remedied within 30 days after receipt of written notice from the Company specifying such breach,

                  (2) Executive's willful and material breach of the provisions of Section 8 of this Policy which is not remedied within 30 days after receipt of written notice from the Company specifying such breach; or

                  (3) Executive's plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company.

                  (c) Good Reason. For purposes of this Policy, "Good Reason" shall mean the occurrence of any of the following without the Executive's express written consent:

                  (1) The assignment to the Executive,  after the Merger, of any duties inconsistent with the Executive's positions, duties, responsibilities and status with the Company and its subsidiaries immediately prior to the Merger; a change in the Executive's reporting responsibilities, title or offices that is adverse to the Executive or any removal of the Executive from or failure to re-elect the Executive to any position with the Company or its subsidiaries except in
         connection  with  the   Executive's   promotion  or  a  termination  of
         employment for Cause; provided, that no change in Executive's responsibilities that occurs as a result of the Company no longer being a public company or becoming a subsidiary after the Merger shall constitute Good Reason hereunder.



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                  (2) A reduction in the Executive's Base Salary,  target annual bonus or long-term incentive compensation in effect at the time of the Merger, as such salary, bonus or compensation may be increased from time to time thereafter;

                  (3) The failure to continue in effect any employee benefit plan or compensation plan in which the Executive participates prior to the Merger unless the Executive is provided with participation in other plans that provide substantially comparable benefits in the aggregate to the Executive; or the taking of any action that would substantially reduce the Executive's benefits in the aggregate; and

                  (4) After the Merger, any relocation of Executive's principal place of business on the effective date of the Policy to a location in excess of 20 miles from such work location immediately prior to the Merger;

provided, however, that an event specified in (1), (2) or (3) shall not constitute "Good Reason" if it is remedied within 30 days after receipt of written notice from Executive specifying such event.

                  2.3 Gross Up. (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Policy, or under the terms of any other plan, program agreement or arrangement) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up



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Payment")  in an amount  such  that  after  payment  by  Executive  of all taxes
(including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 2.3(c), all determinations required to be made under this Section 2.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to Executive within five (5) days after the receipt of the Accounting Firm's determination.

                  (c) As soon as practicable, Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. If the Company notifies Executive in writing that it desires to contest such claim, Executive shall cooperate in all reasonable ways with the Company in such contest and the Company shall be entitled to participate in all proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with



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such contest and shall  indemnify and hold Executive  harmless,  on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the
Company  shall  advance  the  amount  of  such  payment  to  Executive,   on  an
interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive



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shall be  entitled  to settle or  contest,  as the case may be, any other  issue raised by the Internal Revenue Service or any other taxing authority.

                  3. Obligations Absolute; No Mitigation. (a) Except as provided in Section 8(d), the obligations of the Company to make the payments to, or other arrangements with respect to, the Executive provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

                  (b) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Policy by seeking other employment or otherwise. No amounts paid to or earned by the Executive following his termination of employment with the Company shall reduce or be set off against any amounts payable to the Executive under this Policy.

                  4. No Effect On Other Rights. The provisions of this Policy, and any payment provided for herein, shall not supersede or in any way limit the rights, benefits, duties or obligations which the Executive may now or in the future have under any benefit, incentive or other plan or arrangement of the Company or any other agreement with the Company; provided, however, that the Executive shall not be eligible to receive severance benefits under the Company's regular severance plan during the term of this Policy.

                  5. Dispute Resolution. Any dispute or controversy arising under or in connection with this Policy shall be resolved exclusively by arbitration in Washington D.C. in accordance with the Rules of the American Arbitration Association then in effect. Judgment



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may be entered on an arbitrator's award relating to this Policy in any court having jurisdiction.

                  6. Legal Fees. The Company shall pay all costs and expenses, including attorney's fees and disbursements of Executive in connection with any arbitration whether or not instituted by the Company or Executive, relating to the interpretation or enforcement of any provision of this Policy, if Executive prevails in such arbitration on any substantive issue.

                  7. Assignment. Neither this Policy nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company must assign this Policy to any successor (whether by merger, purchase or otherwise) to all or substantially all of the assets or businesses of the Company, and shall require such successor to assume expressly the obligations of the Company hereunder.

                  8. Nondisclosure of Confidential Information; Non-Competition.

(a) Executive may not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information or (iii) to Executive's counsel. For purposes of this Section 8(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product


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development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company and its affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

                  (b) During the period of Executive's employment hereunder, and in the event the Executive terminates his or her employment for Good Reason, for six months thereafter, Executive may not (A) directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company or any other member of the Restricted Group with which Executive has been principally employed during the term of this Policy (an "Applicable Group Member") and (B) on Executive's own behalf or on behalf of any person, firm or company, other than the Restricted Group, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation.

                  (c) For purposes of this Section 8, a business shall be deemed to be in competition with the Company or Applicable Group Member if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company or Applicable Group Member as a material part of the business of the Company or Applicable Group Member within the same geographic area in which the Company or Applicable Group Member makes such purchases, sales or dealings or renders such services. Nothing in this Section 8 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's


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beneficial  ownership of any class of such company's  securities does not exceed
1% of the outstanding securities of such class.

                  (d) In the event the Executive engages in conduct which is proscribed by the terms of Section 8(a) or (b) of this Policy, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease providing any severance payments or benefits otherwise due under the terms of this Policy.
                  9. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Policy to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative. Any reference to the masculine gender in this Policy shall include, where appropriate, the feminine.

                  10. Separability. If any provision of this Policy shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                  11. Governing Law. This Policy shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

                  12. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.


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                  13.      Amendment.  This Policy may not be amended or in any
way modified or terminated on or after the date of the Merger.

November 2, 1996